EXHIBIT 4.02

Amendment No. 1

to

Rights Agreement

of NuStar GP Holdings, LLC

(f/k/a Valero GP Holdings, LLC)

This Amendment No. 1 (this “Amendment”), to the Rights Agreement (the “Rights Agreement”), dated as of July 19, 2006, between NuStar GP Holdings, LLC (f/k/a Valero GP Holdings, LLC), a Delaware limited liability company (the “Company”), and Computershare Investor Services, LLC (the “Rights Agent”), is entered into effective as of February 28, 2008, by and between the Company and the Rights Agent. Capitalized terms used but not defined herein are used as defined in the Rights Agreement.

RECITALS

WHEREAS, pursuant to and in compliance with Section 27 of the Rights Agreement, the Company and the Rights Agent wish to amend the Rights Agreement as set forth herein;

WHEREAS, the Company deems it in the best interest of the Company to effect this Amendment in order to amend Sections 1 and 27 of the Rights Agreement;

NOW, THEREFORE, in light of the foregoing, it is hereby agreed as follows:

AMENDMENT

1.         Section 1(a) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

“(a)     “Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the Units of the Company then outstanding, but shall not include (i) the Company, (ii) any Subsidiary (as such term is hereinafter defined) of the Company, (iii) an Exempt Person, (iv) any employee benefit plan of the Company or any Subsidiary of the Company, (v) any entity holding Units for or pursuant to the terms of any such plan, or (vi) any Exempt Person (so long as such Person remains an Exempt Person). Notwithstanding the foregoing, no Person shall become an “Acquiring Person” as the result of an acquisition of Units by the Company which, by reducing the number of units outstanding, increases the proportionate number of units beneficially owned by such Person to 15% or more of the Units of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Units of the Company then outstanding by reason of unit purchases by the Company and shall, after such unit purchases by the Company, become the Beneficial Owner of any additional Units of the Company, then such Person shall be deemed to be an “Acquiring Person.” Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person”, as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Units so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement.”

2.         Section 1 of the Rights Agreement shall be amended to add the definition of “Exempt Person” as follows:

“ “Exempt Person” shall mean William E. Greehey, unless such Person shall become the Beneficial Owner of any Company Securities other than (i) 6,116,643 Units (appropriately adjusted for any unit split, reverse unit split or distribution) owned on February 28, 2008 (the “Original Units”), plus (ii) such number of additional Units (appropriately adjusted for any unit split, reverse unit split or distribution) which, together with the Original Units, shall be less than 20% of the Units of the Company then outstanding. A purchaser, assignee or transferee of Units from an Exempt Person shall not thereby become an Exempt Person, except that a transferee from the estate of an Exempt Person who receives Units as a bequest or inheritance from an Exempt Person shall be an Exempt Person so long as such Person continues to be the Beneficial Owner of 15% or more of the then outstanding Units.”

3.         Section 27 of the Rights Agreement shall be amended to read in its entirety as follows:

“Section 27. Supplements and Amendments. Except as otherwise provided in this Section 27, for so long as the Rights are then redeemable, the Company may in its sole and absolute discretion, and the Rights Agent shall if the Company so directs, supplement or amend any provision of this Agreement in any respect without the approval of any holders of the Rights. At any time when the Rights are no longer redeemable, except as otherwise provided in this Section 27, the Company may, and the Rights Agent shall, if the Company so directs, supplement or amend this Agreement without the approval of any holders of Rights Certificates in order to (i) cure any ambiguity, (ii) correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein or as required to comply with any change in applicable law, (iii) shorten or lengthen any time period hereunder, or (iv) change or supplement the provisions hereunder in any manner which the Company may deem necessary or desirable; provided that no such supplement or amendment shall adversely affect the interests of the holders of Rights as such (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person), and no such amendment may cause the rights again to become redeemable or cause the Agreement again to become amendable other than in accordance with this sentence; and provided, further, that for so long as William E. Greehey is an “Exempt Person” (as defined herein), the definitions of “Exempt Person” and “Acquiring Person” shall not be amended in any manner which would adversely affect the application of such terms to William E. Greehey without his consent.

Without limiting the foregoing, the Company may at any time prior to such time as any Person becomes an Acquiring Person amend this Agreement to lower the thresholds set forth in Sections 1(a) and 3(a) to not less than the greater of (i) the sum of .001% and the largest percentage of the outstanding Units then known by the Company to be beneficially owned by any Person (other than the Company, any Subsidiary of the Company, any Initial Member, any Affiliate or Associate of any Initial Member, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding Units for or pursuant to the terms of any such plan) and (ii) 10%.”

4.         This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

5.         Except as hereby amended, the Rights Agreement shall remain in full force and effect.

6.         This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware.

7.         Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above and written.

NUSTAR GP HOLDINGS, LLC

By:
Name:
Title:

COMPUTERSHARE INVESTOR SERVICES, LLC, as Rights Agent

By:
Name:
Title:

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